Exhibit 10.28

CREDIT SUISSE (Schweiz) AG
Hagenholzstrasse 20/22	Phone +41 (0)44 333 1111
CH-8070 Zurich	www.credit-suisse.com

[stamp:] Copy for the Bank Credit Risk Management Recovery Management, CCVB 21E Yvonne Kühne Vice President +41 (0)44 334 30 95 yvonne.kuehne@credit-suisse.com	Registered Letter Hocoma AG Dr. Patrick Bruno Industriestrasse 4 8604 Volketswil

November 29, 2021

Addendum to Master Credit Agreement dated 07/21/2020 and 07/23/2020

Borrower: Hocoma AG

Dear Dr. Bruno,

We are writing in regard to the conversation on November 15, 2021, as well as the previous email correspondence between you, Mr. Jens Eriksen, and Ms. Yvonne Kühne. As agreed, with this letter we are informing you of the following changes/additions to the above credit agreement.

Utilization

The cash limit and the limit for contingent liabilities can currently be used with a maximum term of 1 month (exception: current fixed advance with a term from November 17, 2021 to December 31, 2021).

Amortization

The line of credit shall be reduced by CHF 250,000.00 per month, for the first time on December 31, 2021. The utilization of the individual credit products is in any case limited by the amount of the available line of credit.

Positive Duties

The borrower undertakes to process a proportionate account turnover through the bank without requiring the bank’s written consent.

This letter forms an integral part of the above credit agreement. The remaining provisions and specifications stated therein remain valid.

We thank you for your understanding and ask for your attention to this addendum. If you have any questions, Ms. Yvonne Kühne will be happy to help you.

Kind regards,

CREDIT SUISSE (Schweiz) AG

[signature]	[initials]

Giovanna Stefano Authorized Representative	Peter Mathis Director